Appendix A

FUND SCHEDULE – LITMAN GREGORY FUNDS TRUST

As of April 18, 2024

Effective Date

iM DBi Hedge Strategy ETF	December 5, 2022

iM DBi Managed Futures Strategy ETF	December 5, 2022

IMGP Berkshire Dividend Growth ETF	June 29, 2023

Polen Capital Global Growth ETF	August 22, 2023

Polen Capital China Growth ETF	February 28, 2024

Polen Capital International Growth ETF	February 28, 2024

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		iM GLOBAL PARTNER FUND MANAGEMENT, LLC

By:		By:
Name:	Jeffrey K. Seeley	Name:	John M. Coughlan
Title:	President	Title:	Director - Chief Operations Officer

Appendix B

FEE SCHEDULE – LITMAN GREGORY FUNDS TRUST

As April 18, 2024

Fund	Fee Rate

iM DBI Hedge Strategy ETF	0.85% of the daily net assets of the Fund

iM DBI Managed Futures Strategy ETF	0.85% of the daily net assets of the Fund

iMGP Berkshire Dividend Growth ETF	0.55% of the daily net assets of the Fund

Polen Capital Global Growth ETF	0.85% of the daily net assets of the ETF

Polen Capital China Growth ETF	1.00% of the daily net assets of the ETF

Polen Capital International Growth ETF	0.85% of the daily net assets of the ETF

LITMAN GREGORY FUNDS TRUST on behalf of its series listed above		iM GLOBAL PARTNER FUND MANAGEMENT, LLC

By:		By:
Name:	Jeffrey K. Seeley	Name:	John M. Coughlan
Title:	President	Title:	Director - Chief Operations Officer